Exhibit 99.1

PRESS RELEASE FOR RELEASE OCTOBER 26, 2012 AT 4:00 P.M.

For More Information Contact

Joseph J. Bouffard

(410) 248-9130

BCSB Bancorp, Inc.

Baltimore County Savings Bank

BCSB BANCORP, INC. REPORTS EARNINGS FOR THE QUARTER AND YEAR ENDED SEPTEMBER 30, 2012

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, reported net income of $1.8 million for the year ended September 30, 2012, as compared to net income of $116,000 for the year ended September 30, 2011. For comparison purposes, when consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, the Company reported net income available to common stockholders of $1.8 million or $0.58 per basic common share and $0.56 per diluted common share for the year ended September 30, 2012, compared to a net loss available to common stockholders of $457,000 or ($0.15) per basic and diluted common share for the year ended September 30, 2011. The Company repaid TARP on January 26, 2011 and was required to accelerate accretion of the remaining discount on the preferred stock, thereby reducing net income available to common shareholders by approximately $310,000 during the three months ended March 31, 2011. No preferred stock dividends have been paid and no discount accretion has been recorded during the twelve months ended September 30, 2012. The Company was able to repay TARP without raising additional capital, which would have been dilutive to shareholders.

Net income for the three months ended September 30, 2012 was $396,000, or $0.13 per basic common share and $0.12 per diluted common share, as compared to a net loss of $461,000 or ($0.15) per basic and diluted common share for the three months ended September 30, 2011.

During the three and twelve months ended September 30, 2012, earnings were favorably impacted by increases in net interest income, increases in non-interest income and reductions in loan loss provisions as compared to the same periods in the prior fiscal year. Non-interest expenses also decreased during the twelve months ended September 30, 2012 as compared with the same period in 2011 primarily due to successfully implemented expense reduction initiatives. The Company recorded Other Than Temporary Impairment (“OTTI”) charges of $120,000 and $370,000 during the three and twelve months ended September 30, 2012, respectively, and charges of $200,000 and $300,000 during the three and twelve months ended September 30, 2011, respectively. These charges relate to certain private label collateralized mortgage obligations in the Company’s mortgage-backed securities portfolio. Non-interest expenses increased slightly during the three months ended September 30, 2012 as compared with the same period in the prior year primarily due to $150,000 in provision for losses on premises during the current year. This provision resulted from the consolidation of two branch facilities expected to be completed by calendar year end.

President and Chief Executive Officer Joseph J. Bouffard commented, “We are pleased to report earnings of $1.8 million during our 2012 fiscal year despite ongoing economic challenges. During the year, notable progress has been made toward achieving several important goals. As a result, certain key components of operating results have improved, including increases in net interest income and non-interest income, along with decreases in operating expenses and loan loss provisions. There have also been encouraging trends related to asset quality, with reductions in charge-offs, nonaccrual loans and loan loss provisions. We remain focused on strengthening the Company and enhancing shareholder value.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.

Consolidated Statements of Financial Condition

(Unaudited)

	September 30, 2012	September 30, 2011
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$50,924	$60,108
Investment Securities, available for sale	4,628	6,919
Loans Receivable, net	335,616	364,843
Mortgage-backed Securities, available for sale	214,004	150,879
Foreclosed Real Estate	1,674	2,999
Premises and Equipment, net	10,288	9,932
Bank Owned Life Insurance	16,869	16,228
Other Assets	11,363	12,948

Total Assets	$645,366	$624,856

LIABILITIES
Deposits	$566,356	$550,014
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	6,593	5,872

Total Liabilities	589,960	572,897
Total Stockholders’ Equity	55,406	51,959

Total Liabilities & Stockholders’ Equity	$645,366	$624,856

Consolidated Statements of Operations

(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands except per share data)		(Dollars in thousands except per share data)
Interest Income	$6,464	$6,608	$26,071	$26,935
Interest Expense	1,626	2,037	6,977	8,550

Net Interest Income	4,838	4,571	19,094	18,385
Provision for Loan Losses	300	1,300	1,200	2,100

Net Interest Income After Provision for Loan Losses	4,538	3,271	17,894	16,285
Total Non-Interest Income	486	282	2,450	2,002
Total Non-Interest Expenses	4,454	4,335	17,624	18,336

Income (Loss) Before Tax Expense (Benefit)	570	(782)	2,720	(49)
Income Tax Expense (Benefit)	174	(321)	920	(165)

Net Income (Loss)	396	(461)	1,800	116
Preferred Stock dividends and discount accretion	—	—	—	(573)

Net Income (Loss) available to common shareholders	$396	$(461)	$1,800	$(457)

Basic Earnings (Loss) Per Common Share	$0.13	$(0.15)	$0.58	$(0.15)

Diluted Earnings (Loss) Per Common Share	$0.12	$(0.15)	$0.56	$(0.15)

Summary of Financial Highlights

(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2012	2011	2012	2011

Return (Loss) on Average Assets (Annualized)	0.25%	(0.29%)	0.28%	0.02%
Return (Loss) on Average Equity (Annualized)	2.90%	(3.55%)	3.39%	0.20%

Interest Rate Spread	3.21%	3.09%	3.18%	3.10%
Net Interest Margin	3.24%	3.12%	3.21%	3.15%

Efficiency Ratio	83.65%	89.32%	81.80%	89.94%
Ratio of Average Interest Earning Assets/Interest Bearing Liabilities	102.76%	102.69%	102.63%	103.44%

Tangible Book Value

(Unaudited)

	At September 30, 2012	At June 30, 2012	At September 30, 2011
	(Dollars in thousands except per share data)

Tangible book value per common share:
Total stockholders’ equity	$55,406	$53,376	$51,959
Less: Intangible assets	(37)	(40)	(51)

Tangible common equity	$55,369	53,336	$51,908

Outstanding common shares	3,188,655	3,188,655	3,192,119

Tangible book value per common share (1)	$17.36	$16.73	$16.26

(1)

Tangible book value provides a measure of tangible equity on a per share basis. It is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and, as such, is considered to be a non-GAAP financial measure. Management believes the presentation of Tangible book value per common share is meaningful supplemental information for shareholders. We calculate Tangible book value per common share by dividing tangible common equity by common shares outstanding, as of period end.

Allowance for Loan Losses

(Unaudited)

	Three Months ended September 30,		Twelve Months ended September 30,
	2012	2011	2012	2011
	(Dollars in thousands)		(Dollars in thousands)

Allowance at Beginning of Period	$5,249	$3,876	$4,768	$6,634
Provision for Loan Losses	300	1,300	1,200	2,100
Recoveries	25	18	73	80
Charge-Offs	(104)	(426)	(571)	(4,046)

Allowance at End of Period	$5,470	$4,768	$5,470	$4,768

Allowance for Loan Losses as a Percentage of Gross Loans	1.60%	1.29%	1.60%	1.29%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	27.64%	26.07%	27.64%	26.07%

Non-Performing Assets

(Unaudited)

	At September 30, 2012	At June 30, 2012	At September 30, 2011
	(Dollars in thousands)

Nonaccrual Loans:
Commercial	$10,545	$12,274	$9,895
Residential Real Estate (1)	2,600	7,156	7,715
Consumer	—	—	20

Total Nonaccrual Loans (2)	13,145	19,430	17,630
Accruing Troubled Debt Restructurings	6,647	1,316	656

Total Nonperforming Loans	19,792	20,746	18,286
Foreclosed Real Estate	1,674	1,457	2,999

Total Nonperforming Assets	$21,466	$22,203	$21,285

Nonperforming Loans to Loans Receivable	5.90%	6.09%	5.01%

Nonperforming Assets to Total Assets	3.33%	3.46%	3.41%

(1)	Includes owner occupied residential properties and investor owned residential rental properties.
(2)

Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is questionable. Also included in this category at September 30, 2012 are $2.6 million in Troubled Debt Restructurings. Reporting guidance requires disclosure of these loans as nonaccrual until the loans have performed according to the modified terms for a sustained period. As of September 30, 2012, the Company had a total of $9.3 million in Troubled Debt Restructurings.